Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Alon USA Energy, Inc.
We consent to the use of our reports dated April 10, 2009, except for Note 2, which is as of December 1, 2009, with respect to the consolidated balance sheets of Alon USA Energy, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the implementation of FAS No. 157, Fair Value Measurements in 2008 and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes , an interpretation of FASB Statement No. 109 in 2007.
Our report dated April 10, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, contains an explanatory paragraph that states that the Company acquired the Krotz Springs Refinery on July 3, 2008, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, the Krotz Springs Refinery’s internal control over financial reporting associated with revenues of 20.4% and assets of 26.5% of the respective consolidated amounts of Alon USA Energy, Inc. and subsidiaries as of and for the year ended December 31, 2008. Our audit of internal control over financial reporting of Alon USA Energy, Inc. also excluded an evaluation of the internal control over financial reporting of the Krotz Springs Refinery.
/s/ KPMG LLP
Dallas, Texas
December 1, 2009